As filed with the Securities and Exchange Commission on August 10, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INVENTIV HEALTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	522181734
(State of Incorporation)	(I.R.S. Employer Identification No.)

inVentiv Health Inc.
500 Atrium Drive
Somerset, NJ 08873
Phone: (800) 416-0555

(Address of Principal Executive Offices, Including Zip Code
and Telephone Number)

inVentiv Health, Inc. 2006 Long-Term Incentive Plan

R. Blane Walter
Chief Executive Officer
inVentiv Health Inc.
500 Atrium Drive
Somerset, NJ 08873
Phone: (800) 416-0555
 (Name, Address, including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Kenneth G. Alberstadt, Esq.
Akerman Senterfitt LLP
335 Madison Avenue, Suite 2600
New York, New York 10017
(212) 880-3800

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share	4,100,000 (1)	$15.80 (2)	$64,780,000 (2) (3)	$3,614.72

(1)  Represents the registration of additional shares of common stock issuable under the inVentiv Health Inc. 2006 Long-Term Incentive Plan (the “Plan”) as a result of an amendment to the Plan increasing the number of shares of common stock available for issuance thereunder by 4,100,000 shares. The Company’s stockholders, at the Annual Meeting of Stockholders held on June 17, 2009, approved this amendment by the requisite vote.
(2)  Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices per share of the Registrant's common stock reported on the NASDAQ National Market on August 3, 2009.
(3)  Also registered hereby are such additional and indeterminate number of shares of Common Stock as may become issuable because of the provisions of the Plan relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.

The registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I of Form S-8 will be sent or given to all eligible employees, as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

1)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on February 27, 2009, including any documents or portions thereof incorporated by reference therein;

2)
The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the Commission on May 8, 2009, including any documents or portions thereof incorporated by reference therein;

3)
The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, filed with the Commission on August 7, 2009, including any documents or portions thereof incorporated by reference therein;

4)
The Registrant’s Proxy Statement dated May 5, 2009 for the Registrant’s Annual Meeting of Shareholders held on June 17, 2009, including any documents or portions thereof incorporated by reference therein;

5)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 3, March 17, June 9, June 22 and June 23 2009; and

6)	The Registrant’s description of its common stock contained in its Registration Statement on Form 10, as amended, as filed with the Commission on September 22, 1999.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The following paragraphs summarize certain indemnification provisions of the Company's articles of incorporation, By-Laws and the Delaware General Corporation Law (“DGCL”).

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which such officer or director has actually and reasonably incurred.

Section 145 further provides that the indemnification provisions of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation also limits the liability of directors of the Registrant for damages in derivative and third party lawsuits for breach of a director's fiduciary duty except for liability: for any breach of the director's duty of loyalty to the Registrant or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or for any transaction for which the director derived improper personal benefit.

The limitation of liability applies only to monetary damages and, presumably, would not affect the availability of equitable remedies such as injunction or rescission. The limitation of liability applies only to the acts or omission of directors as directors and does not apply to any such act or omission as an officer of the Registrant or to any liabilities imposed under federal securities law.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, inVentiv Health, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerset, State of New Jersey, on August 10, 2009.

                                        INVENTIV HEALTH, INC.

                          By        /s/ R. Blane Walter
                       Name:  R. Blane Walter
                                Title:  Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Blane Walter and David Bassin and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of the date set forth above on the signature pages hereof.

Signature	Title(s)
/s/ R. Blane Walter R. Blane Walter	Director and Chief Executive Officer (Principal Executive Officer)
/s/ David S. Bassin David S. Bassin	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Eram Broshy Eran Broshy	Chairman of the Board of Directors
/s/ Terrell Herring Terrell Herring	Director and President
/s/ Mark Jennings Mark Jennings	Director
/s/ Per G.H. Lofberg Per G.H. Lofberg	Director
/s/ A. Clayton Perfall A. Clayton Perfall	Director
/s/ Craig Saxton, M.D. Craig Saxton, M.D.	Director

EXHIBIT INDEX

Exhibit No.	Description
4.2	inVentiv Health, Inc. 2006 Long-Term Incentive Plan.
5.1	Opinion of Akerman Senterfitt LLP
23.1	Consent of Akerman Senterfitt LLP (Included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).